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                                                                   EXHIBIT 10.64
                                 OFFICER PAYABLE


JUNE 12, 2001

FOR VALUE RECEIVED, Heartsoft, Inc. agrees to pay:

                                    Mr. Jimmy Butler
                                    3804 West Urbana
                                    Broken Arrow, Oklahoma 74012

the sum of $43,000 (forty-three thousand dollars), with no interest from the date written above until paid. This loan was provided to the Company on December 21, 2000 and reflected in the Officer's Shareholder Payable Account.

This Officer Payable is due nine (9) months from January 1, 2001.

Heartsoft shall reserve the right to prepay this Officer Payable in whole or in part prior to its due date without premium or penalty.

Heartsoft, signers, and endorsers of this Officer Payable severally waive demand, presentment, notice of dishonor, diligence in collection and notice of protest and agree to all extensions and partial payments before or after maturity, without prejudice to the holder. This written Officer Payable represents the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties.

Heartsoft, Inc.


by:      /s/ Benjamin P. Shell
         Chief Executive Officer


by:      /s/ Rodger Graham
         Chief Financial Officer